______________________________________

CERTIFICATE OF DESIGNATION

OF

CLEANSPARK, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES B PREFERRED STOCK

On behalf of CleanSpark, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors (“Board”) of the Corporation:

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation ( “Articles of Incorporation”) of the Corporation, there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation authorized by Article IV of the Articles of Incorporation (“Preferred Stock”), a series of Series B Preferred Stock, consisting of one hundred thousand (100,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series B Preferred Stock are as follows:

I.       Terms of Preferred Stock.

A.       Designation and Amount. A series of Preferred Stock is hereby designated as the Corporation’s Series B Redeemable Convertible Preferred Stock, par value of $0.001 per share (the “Series B Preferred Stock”), the number of shares of which so designated are 100,000 shares of Series B Preferred Stock; which Series B Preferred Stock will not be subject to increase without any consent of the holders of the Series B Preferred Stock (each a “Holder” and collectively, the “Holders”) that may be required by applicable law.

B.       Ranking and Voting.

1.       Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior to the Corporation’s Common Stock, $0.001 par value per share (“Common Stock”); (b) senior to all Series A Preferred Stock; (c) senior, pari passu or junior with respect to any other series of Preferred Stock, as set forth in the Certificate of Designations with respect to such Preferred Stock; and (d) junior to all existing and future indebtedness of the Corporation. Without the prior written consent of the Holders of a majority of the outstanding shares of Series B Preferred Stock (voting separately as a single class), the Corporation may not issue any additional shares of Series B Preferred Stock or any other Preferred Stock (other than the Series B Preferred Stock) that is pari passu or senior to the Series B Preferred Stock with respect to any rights.

2. Voting. Except as required by applicable law or as set forth herein, the holders of shares of Series B Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors.

C.       In Kind Accruals.

1.                  Commencing on the Issuance Date, the Series B Preferred Stock will accrue cumulative in kind accruals (“Accruals”) at a rate equal to 7.5% per annum, subject to adjustment as provided in this Certificate of Designations (“Accrual Rate”), of the Face Value. The Accrual Rate will retroactively increase by 10% per annum upon each occurrence of any Trigger Event (e.g. to 17.5% upon the first Trigger Event). Accruals will be payable with respect to any outstanding shares of Series B Preferred Stock upon any of the following: (a) upon redemption of the shares in accordance with Section I.F; (b) upon conversion of the shares in accordance with Section I.G, only with respect to those shares that are converted; (c) when, as and if otherwise declared by the Board; and (d) the Maturity Date. The Accrual Rate used for calculation of the Liquidation Value, Early Redemption Price and Conversion Premium, as applicable, and the amount of Accruals owed will be calculated and determined at close of the Trading Market immediately prior to the Notice Time.

2.                  Accruals, as well as any applicable Face Value, Liquidation Value or Conversion Premium payable hereunder, will be paid: (a) provided no Trigger Event has occurred, in the Corporation’s sole and absolute discretion, immediately in cash; or (b) following the occurrence of a Trigger Event, or if Corporation does not for any reason whatsoever timely notify and pay Holder as provided in Section I.G.1.c below, in shares of Common Stock valued at the Market Price. In no event will the Market Price be below the par value per share. All amounts that are required or permitted to be paid in cash pursuant to this Certificate of Designations will be paid by wire transfer of immediately available funds to an account designated by Holder.

3.       So long as any shares of Series B Preferred Stock are outstanding, the Company will not repurchase shares of Common Stock other than as payment of the exercise or conversion price of a convertible security or payment of withholding tax, and no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock, except for Purchase Rights.

D.       Protective Provision.

1.       So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, without written approval of the Holders of a majority of the shares of Series B Preferred Stock then outstanding (voting separately as one class), (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to

2

distribution of dividend senior to the Series B Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series B Preferred Stock or (v) enter into any agreement with respect to the foregoing.

2.       A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) Corporation issues securities that are senior to the Series B Preferred Stock in any respect, (c) Holder does not receive the number of Conversion Shares stated in a Conversion Notice with 5 Trading Days of the Notice Time; (d) trading of the Common Stock is halted or suspended by the Trading Market or any U.S. governmental agency for 5 or more consecutive trading days; or (e) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries.

3.       The Corporation will not have the power to close or effect a voluntary Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.E, and the required amount is paid to Holder prior to or upon closing, effectuation, or occurrence of the Deemed Liquidation Event.

E.       Liquidation.

1.       Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, prior to any distribution or payment made to any other holders of any Preferred Stock or Common Stock by reason of their ownership thereof, the Holders of the Series B Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series B Preferred Stock equal to $5,000.00 (“Face Value”), plus an amount equal to any accrued but unpaid In Kind Accruals thereon (collectively with the Face Value, the “Liquidation Value”).

2.       If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the Liquidation Value are not paid in full, the Holders will share equally and ratably in any distribution of assets of the

3

Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Accruals, if any, to which each such Holder is entitled.

F.       Redemption.

1.       Corporation’s Redemption Option. On the Maturity Date, the Corporation may redeem paying Holder in cash an amount per share of Series B Preferred Stock equal to 100% of the Liquidation Value for the shares redeemed.

2.       Early Redemption. Prior to the Maturity Date, provided that no Trigger Event has occurred, the Corporation will have the right at any time upon 30 Trading Days’ prior written notice, in its sole and absolute discretion, to redeem all or any shares of Series B Preferred Stock then outstanding by paying Holder in cash by wire transfer of immediately available funds an amount (the “Early Redemption Price”) equal to 145% of the then-outstanding Face Value per share.

4.       Mandatory Redemption. If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or effect any Deemed Liquidation Event, the Corporation will, within three Trading Days of such determination and prior to effectuating any such action, redeem all outstanding shares of Series B Preferred Stock for cash, by wire transfer of immediately available funds to an account designated by Holder, at the Early Redemption Price set forth in Section I.F.2 if the event is prior to the Maturity Date, or at the Liquidation Value if the event is on or after the Maturity Date.

5.       Mechanics of Redemption. In order to redeem any shares of Series B Preferred Stock then outstanding, 30 Trading Days prior to payment the Corporation must deliver written notice (each, a “Redemption Notice”) to Holder setting forth (a) the number of shares and Face Value the Corporation is redeeming, (b) the applicable Accrual Rate, Liquidation Value and Early Redemption Price, and (c) the calculation of the amount paid. Upon receipt of full payment in cash for all shares, each Holder will promptly submit to the Corporation such Holder’s share certificate. For the avoidance of doubt, the delivery of a Redemption Notice shall not affect Holder’s rights under Section I.G until after receipt of cash payment by Holder.

G.       Conversion.

1.       Mechanics of Conversion.

a.       All or any shares of Series B Preferred Stock then outstanding may be converted into shares of Common Stock, at any time or times after the Issuance Date, in the sole and absolute discretion of Holder or, subject to the terms and conditions hereof, the Corporation; (i) if at the option of Holder, by delivery of one or more written notices to the Corporation or its transfer agent (each, a “Holder Conversion Notice”), of the Holder’s election to convert any or all of the shares or (ii) if at the option of the Corporation, if the Equity Conditions are met, delivery of written notice to Holder (each, a “Corporation Conversion Notice” and, with the Holder Conversion Notice, each a “Conversion Notice”), of the Corporation’s election to convert all of any shares of Series B Preferred Stock then outstanding.

4

b.       Each Delivery Notice (as defined below) will set forth the number of shares and amount of Face Value being converted, the Conversion Premium and the minimum number of Conversion Shares as of the time the Delivery Notice is given (the “Notice Time”), and the calculation thereof.

c.       As soon as practicable, and in any event within 1 Trading Day after the Notice Date, time being of the essence, the Corporation will do all of the following: (i) transmit the Delivery Notice by facsimile or electronic mail to the Corporation’s transfer agent (the “Transfer Agent”), copying Holder, with instructions to immediately comply with the Delivery Notice and deliver the number of Conversion Shares stated in the Delivery Notice forthwith; (ii) either (A) if the Corporation is approved through The Depository Trust Corporation (“DTC”), authorize and instruct the credit by the Transfer Agent of the number of Conversion Shares set forth in the Delivery Notice, to Holder’s or its designee’s balance account with the DTC Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, or (B) only if the Corporation is not approved through DTC, issue and surrender to a common carrier for overnight delivery to the address as specified in the Delivery Notice a certificate bearing no restrictive legend, registered in the name of Holder or its designee, for the number of Conversion Shares set forth in the Delivery Notice; and (iii) if it contends that the Delivery Notice is in any way incorrect, so notify Holder and provide a thorough written explanation and its own calculation, or the Delivery Notice and the calculations therein will conclusively be deemed correct for all purposes. The Corporation will at all times diligently take or cause to be taken all actions necessary to cause the Conversion Shares to be issued forthwith. If the Conversion Shares are not registered for resale, Investor will provide a legal opinion that they are exempt from registration. Under no circumstances will the Corporation issue a share certificate bearing a restrictive legend.

d.       If during or at the end of the Measurement Period the Holder is entitled to receive additional Conversion Shares with regard to an Initial Notice, Holder may at any time deliver one or more additional written notices to the Corporation or its transfer agent (each, an “Additional Notice” and with the Initial Notice, each a “Delivery Notice”) setting forth the additional number of Conversion Shares to be delivered, and the calculation thereof.

e.       If the Corporation for any reason does not issue or cause to be issued to the Holder within 3 Trading Days after the date of a Delivery Notice, the number of Conversion Shares stated in the Delivery Notice, then, in addition to all other remedies available to the Holder, as liquidated damages and not as a penalty, the Corporation will pay in cash to the Holder on each day after such 2nd Trading Day that the issuance of such Conversion Shares is not timely effected an amount equal to 2% of the product of (i) the aggregate number of Conversion Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (ii) the highest Closing Price of the Common Stock between the date on which the Corporation should have issued such shares to the Holder and the actual date of receipt of Conversion Shares by Holder. It is intended that the foregoing will serve to reasonably compensate Holder for any delay in delivery of Conversion Shares, and not as punishment for any breach by the Corporation. The Corporation acknowledges that the actual damages likely to result from delay in delivery are difficult to estimate and would be difficult for Holder to prove.

5

f.       Notwithstanding any other provision: all of the requirements of Section I.F and this Section I.G are each independent covenants; the Corporation’s obligations to issue and deliver Conversion Shares upon any Delivery Notice are absolute, unconditional and irrevocable; any breach or alleged breach of any representation or agreement, or any violation or alleged violation of any law or regulation, by any party or any other person will not excuse full and timely performance of any of the Corporation’s obligations under these sections; and under no circumstances may the Corporation seek or obtain any temporary, interim or preliminary injunctive or equitable relief to prevent or interfere with any issuance of Conversion Shares to Holder.

g.       Company acknowledges and agrees that monetary damages would be difficult to quantify and prove, and that Holder would not have an adequate remedy at law for any failure to fully perform under this Section G. If for any reason whatsoever Holder does not timely receive the number of Conversion Shares stated in any Delivery Notice, Holder will be entitled to a compulsory remedy of immediate specific performance, temporary, interim and, preliminary and final injunctive relief requiring Corporation and its transfer agent, attorneys, officers and directors to immediately issue and deliver the number of Conversion Shares stated by Holder, which requirement will not be stayed for any reason, without the necessity of posting any bond, and which Corporation may not seek to stay or appeal.

h.       No fractional shares of Common Stock are to be issued upon conversion of the Series B Preferred Stock, but rather the Corporation will round up to the nearest full share. The Holder will not be required to deliver the original share certificate in order to effect a conversion hereunder. The Corporation will pay any and all taxes which may be payable with respect to the issuance and delivery of any Conversion Shares.

2.       Holder Conversion. In the event of a conversion of any shares of Series B Preferred Stock pursuant to a Holder Conversion Notice, the Corporation will (a) satisfy the payment of Conversion Premium as provided in Section I.C.2, and (b) issue to the Holder of the shares of Series B Preferred Stock a number of Conversion Shares equal to the Face Value divided by the applicable Conversion Price with respect to the number of shares converted; all in accordance with the procedures set forth in Section I.G.1.

3.       Corporation Conversion. The Corporation will have the right to send the Holder a Corporation Conversion Notice at any time in its sole and absolute discretion, if the Equity Conditions are met as of the time such Corporation Conversion Notice is given. Upon any conversion of any shares of Series B Preferred Stock pursuant to a Corporation Conversion Notice, the Corporation will on the date of such notice (a) satisfy the payment of Conversion Premium as provided in Section I.C.2, and (b) issue to the Holder of shares of Series B Preferred Stock a number of Conversion Shares equal to the Face Value divided by the applicable Conversion Price with respect to the shares converted; all in accordance with the procedures set forth in Section I.G.1.

4.       Stock Splits. If the Corporation at any time on or after the date of this Certificate of Designations subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the applicable Conversion Price and other share based metrics in effect immediately

6

prior to such subdivision will be proportionately reduced and the number of shares of Common Stock issuable will be proportionately increased. If the Corporation at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price and other share based metrics in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section will become effective at the close of business on the date the subdivision or combination becomes effective.

5.       Rights. In addition to any other adjustments, if at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of the entire Series B Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6.       Definitions. The following terms will have the following meanings:

a.                  “Conversion Premium” with respect to any shares of Series B Preferred Stock that are converted prior to the Maturity Date means the Face Value of the shares converted, multiplied by the product of (i) the applicable Accrual Rate, and (ii) the number of whole years between the Issuance Date and the Maturity Date.

b.                  “Conversion Price” means, if there has never been a Trigger Event, a price per share of Common Stock equal to 90% of the Market Price less $0.075 per share, but no less than the Floor Price, subject to adjustment as otherwise provided herein. Upon the occurrence of each Trigger Event the percentage in the preceding sentence will decrease by 10% (e.g. to 80% upon the first Trigger Event).

c.                   “Conversion Shares” means all shares of Common Stock that are required to be or may be issued upon conversion of this Series B Preferred Stock.

d.                  “Equity Conditions” means on each day during the Measuring Period, (i) the Common Stock is not under chill or freeze from DTC, (ii) the Common Stock is designated for trading on a OTCQB or higher stock market and shall not have been suspended from trading on such market, and delisting or suspension by the Trading Market has not been threatened or pending, either in writing by such market or because Company has fallen below the then effective minimum listing maintenance requirements of such market; (iii) the Corporation has delivered Conversion Shares upon all conversions or redemptions of this Series B Preferred Stock in accordance with their terms to the Holder on a timely basis; (iv) the Corporation will have no knowledge of any fact that would cause both of the following (A) a registration statement not to be effective and available for the resale of all Conversion Shares, and (B) Section 3(a)(9) under the Securities Act of 1933, as amended, not to be available for the issuance

7

of all Conversion Shares, or Securities Act Rule 144 not to be available for the resale of all the Conversion Shares without restriction; (v) there has been a minimum of 5 times the amount of Face Value of the Series B Preferred Stock then being converted by the Corporation in aggregate trading volume in the prior 20 Trading Days; (vi) all shares of Common Stock to which Holder is entitled have been timely received into Holder’s designated account in electronic form fully cleared for trading; (vii) the Corporation otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; and (viii) not more than 3 Trigger Events shall have occurred.

e.                   “Floor Price” means $0.35 per share of Common Stock after Approval is obtained, and $1.00 per share of Common Stock before Approval is obtained. Provided, however, that the Floor Price will not apply following an Event of Default as defined in the Purchase Agreement.

f.                   “Maturity Date” means the date that is the 2-year anniversary of the Issuance Date.

g.                  “Market Price” means the mathematical average of the 5 lowest individual daily volume weighted average prices of the Common Stock during the Measuring Period, which may be non-consecutive.

h.                  “Measuring Period” means the period beginning on the Issuance Date and ending on the Maturity Date.

i.                    “Purchase Agreement” means the Purchase Agreement or other agreement pursuant to which any shares of Series B Preferred Stock issued, including all exhibits thereto and all related Transaction Documents as defined therein.

j.                    “Trading Day” means any day on which the Common Stock is traded on the Trading Market.

k.                  “Trading Market” means OTCQB or whatever higher market is at the applicable time, the principal U.S. trading exchange or market for the Common Stock. All Trading Market data will be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

7.       Issuance Limitation. Notwithstanding any other provision, at no time may the Corporation issue shares of Common Stock to Holder which, when aggregated with all other shares of Common Stock then deemed beneficially owned by Holder, would result in Holder owning more than 4.99% of all Common Stock outstanding immediately after giving effect to such issuance, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that Holder may increase such amount to 9.99% upon not less than 61 days’ prior notice to the Corporation. Corporation and its transfer agent will immediately provide Holder with the then total number of outstanding shares of Common Stock at any time upon request. No provision of this paragraph may be waived by Holder or the Corporation.

8

8.       Conversion at Maturity. Subject to the foregoing paragraph, provided no Trigger Event has occurred, on the Maturity Date, all remaining outstanding shares of Series B Preferred Stock will be automatically converted into shares of Common Stock at the Conversion Price.

H.       Trigger Event.

1.       Any occurrence of any one or more of the following, at any time and for any reason whatsoever, will constitute a “Trigger Event”:

a.       Holder does not timely receive the number of Conversion Shares stated in any Conversion Notice, time being of the essence; or Holder does not timely receive the number of Warrant Shares stated in any Exercise Notice, time being of the essence

b.       The issuance of restricted shares if Holder provides a legal opinion that shares may be issued without restrictive legend, or the issuance of a certificate if Holder requests electronic delivery via DTC;

c.       Any violation of or failure to timely perform any covenant or provision of this Certificate of Designations, the Purchase Agreement, or any Transaction Document, related to payment of cash, registration, authorization, reservation, issuance or delivery of Conversion Shares or Warrant Shares, time being of the essence;

d.       Any violation of or failure to perform any covenant or provision of this Certificate of Designations, the Purchase Agreement, the Warrant, or any Transaction Document, which in the case of a default that is curable, is not related to payment of cash, registration, reservation or delivery of Conversion Shares, and has not occurred before, is not cured within 5 Trading Days of written notice thereof;

e.       Any representation or warranty made in the Purchase Agreement or any Transaction Document is untrue or incorrect in any respect as of the date when made or deemed made;

f.       The occurrence of any default or event of default under any material agreement, lease, document or instrument to which the Corporation or any subsidiary is obligated with a value of $250,000 or more, including without limitation of an aggregate of at least $250,000 of indebtedness, not disclosed in the Disclosure Schedules;

g.       While any Registration Statement is required to be maintained effective pursuant to any Transaction Document, the effectiveness of the Registration Statement lapses for any reason, including, without limitation, the issuance of a stop order, or the Registration Statement, or the prospectus contained therein, is unavailable to Holder sale of all Conversion Shares and all Warrant Shares for any 10 or more Trading Days, which may be non-consecutive;

h.       The suspension from trading or the failure of the Common Stock to be trading or listed on the Trading Market, or failure to meet the requirements for continued listing on the Trading Market;

9

i.       The Corporation’s notice, written or oral, to Holder, including without limitation, by way of public announcement or through any of its attorneys, agents, or representatives, of its intention not to comply, as required, with a Conversion Notice at any time, including without limitation any objection or instruction to its transfer agent not to comply with any notice from Holder;

j.       Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary and, if instituted against the Corporation or any subsidiary by a third party, an order for relief is entered or the proceedings are not dismissed within 30 days of their initiation;

k.       The appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or other similar official of the Corporation or any subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action or the taking of any action by any person to commence a foreclosure sale or any other similar action under any applicable law;

l.       A judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Corporation or any of its subsidiaries and are not stayed or satisfied within 30 days of entry;

m.       The Corporation does not for any reason timely comply with any applicable reporting requirement of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including without limitation timely filing when first due all public reports and filings;

n.       Any regulatory, administrative or enforcement proceeding is initiated against Corporation or any subsidiary (except to the extent an adverse determination would not have a material adverse effect on the Company’s business, properties, assets, financial condition or results of operations or prevent the performance by the Company of any material obligation under the Transaction Documents);

o.       Any material provision of this Certificate of Designations is at any time for any reason, other than pursuant to the express terms thereof, cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Corporation or any subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Corporation or any subsidiary denies that it has any liability or obligation purported to be created under this Certificate of Designations; or

p.       The failure of one or more Equity Conditions other than (v).

2.       It is intended that all adjustments made following a Trigger Event will serve to reasonably compensate Holder for the change in circumstances, potential consequences and

10

increased risk in light of the occurrence of a Trigger Event, and not as a penalty or punishment for any breach by the Corporation. The Corporation acknowledges that the actual damages likely to result from a Trigger Event are difficult to estimate and would be difficult for Holder to prove.

II.       Miscellaneous.

A.       Notices. Any and all notices to the Corporation will be addressed to the Corporation’s Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Nevada. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by electronic mail or facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail, facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such electronic mail, facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. New York time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail later than 5:30 p.m. but prior to 11:59 p.m. New York time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given, regardless of how sent.

B.       Lost or Mutilated Share Certificates. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the Face Value represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C.       Headings. The headings contained herein are for convenience only, do not constitute a part of this Series B Preferred Stock and will not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designations on April 16, 2019.

Signed: /s/ S. Matthew Schultz

Name: S. Matthew Schultz

Title: CEO

11